Contacts: Frank Moore (Media) (310) 201-3335

Gaston Kent (Investors) (310) 201-3423

Northrop Grumman Reports 2004 Fourth Quarter and Year-End Results

Q4 Earnings Per Share from Continuing Operations Increase 62 percent to $0.81

2004 Earnings Per Share from Continuing Operations Increase 51 percent to $3.06

Q4 Income from Continuing Operations Increases 62 Percent

2004 Income from Continuing Operations Increases 47 Percent

Q4 Sales Increase 10 Percent to Record $7.8 Billion

2004 Sales Increase 13 Percent to Record $29.9 Billion

Q4 Contract Acquisitions Reach Record $11.9 Billion

2005 Financial Guidance Raised for Sales and Cash from Operations

LOS ANGELES – Feb. 2, 2005 – Northrop Grumman Corporation (NYSE: NOC) reported that fourth quarter 2004 income from continuing operations rose 62 percent to $296 million, or $0.81 per diluted share, from $183 million, or $0.50 per diluted share, for the same period of 2003. Sales for the fourth quarter of 2004 increased 10 percent to $7.8 billion from $7.1 billion for the same period of 2003. Fourth quarter 2004 and fourth quarter 2003 operating results reflect the reclassification of certain operations from discontinued to continuing operations.

“We’re very pleased with our fourth quarter and full-year results,” said Ronald D. Sugar, Northrop Grumman chairman, chief executive officer and president. “Sales and operating margin growth were solid in nearly every business. Our strong cash generation

Northrop Grumman Corporation • 1840 Century Park East • Los Angeles, CA 90067

www.northropgrumman.com

Northrop Grumman Reports 2004 Fourth Quarter and Year-End Results

and double-digit sales and earnings growth in 2004 allowed us to continue to strengthen our balance sheet, increase the dividend by 15 percent, and initiate a new $1 billion share repurchase program.

“In 2005, we expect to grow sales to between $31 billion and $31.5 billion, increase earnings per share from continuing operations to between $3.45 and $3.60, and generate cash from operations of $2.2 billion to $2.5 billion. We plan to continue to execute a balanced cash deployment strategy aimed at maintaining growth and increasing value for our shareholders,” Sugar concluded.

Operating margin for the 2004 fourth quarter increased 58 percent to $573 million from $362 million for the same period of 2003 due to improved operating segment performance, lower pension expense, and lower unallocated corporate expenses. Fourth quarter 2004 operating margin also includes a $42 million pre-tax charge for increased projected costs for the Wedgetail fixed-price development program in the Electronic Systems segment.

Fourth quarter 2004 pension expense, as determined in accordance with accounting principles generally accepted in the United States, declined to $86 million from $145 million for the same period of 2003. Pension expense allocated to contracts pursuant to U.S. Government Cost Accounting Standards (CAS) increased operating margin by $91 million in the fourth quarter of 2004 and $64 million for the same period of 2003.

Other, net for the 2004 fourth quarter declined to ($25) million from $2 million for the same period of 2003 due to several one-time expenses. During the fourth quarter of 2004, the company recorded a $15 million foreign currency exchange loss on the liquidation of a subsidiary loan and a $13 million expense related to the early retirement of $250 million 9.375 percent debentures due 2024.

Unallocated corporate expenses for the 2004 fourth quarter declined to $31 million from $67 million for the same period of 2003. The decrease in unallocated corporate expenses was primarily due to lower estimates of unrecoverable costs, and lower legal and mark-to-market stock compensation expenses.

Net income for the 2004 fourth quarter increased 31 percent to $294 million, or $0.80 per diluted share, from $224 million, or $0.61 per diluted share, for the same period of 2003.

Contract acquisitions for the 2004 fourth quarter increased to $11.9 billion from $10.5 billion for the same period of 2003. Total backlog, which includes funded backlog and firm orders for which funding is not currently contractually obligated by the customer, was $58.1 billion at Dec. 31, 2004 compared with $58.2 billion at Dec. 31, 2003.

Northrop Grumman Reports 2004 Fourth Quarter and Year-End Results

2004 Results

Sales for 2004 increased 13 percent to $29.9 billion from $26.4 billion in 2003 due to higher revenue in each of the company’s business segments, including double-digit sales growth in the Integrated Systems, Ships, Mission Systems, and Space Technology segments. Total operating margin for 2004 increased 39 percent to $2.0 billion from $1.5 billion for the same period a year ago due to improved operating segment performance and lower pension expense. Total operating margin for 2004 includes pension expense of $350 million compared with pension expense of $568 million in 2003. Pension expense allocated to contracts pursuant to U.S. Government Cost Accounting Standards (CAS) increased operating margin by $338 million in 2004 and $265 million in 2003.

Income from continuing operations for 2004 increased 47 percent to $1.1 billion, or $3.06 per share, from $758 million, or $2.03 per share, for 2003. Net income for 2004 rose 28 percent to $1.1 billion, or $3.03 per share, from $866 million, or $2.32 per share, in 2003. Earnings per share are based on weighted average diluted shares outstanding of 365.0 million for 2004 and 368.4 million for 2003.

2005 Guidance

The company expects 2005 sales to range between $31 billion and $31.5 billion. Earnings per share from continuing operations are expected to range between $3.45 and $3.60, which includes estimated expense of approximately $40 million associated with the adoption of Statement of Financial Accounting Standards No. 123(R), Share-based Payments – an amendment of Statements No. 123 and 95 effective in the third quarter of 2005, as well as estimated pension expense as determined in accordance with accounting principles generally accepted in the United States of $415 million and CAS pension expense of $365 million. The company’s estimated pension expense is based on a discount rate of 5.75 percent and a long-term expected rate of return on plan assets of 8.5 percent. Net cash provided by operating activities is expected to be between $2.2 billion and $2.5 billion in 2005.

Debt and Cash Measurements

Northrop Grumman’s total debt was $5.2 billion at Dec. 31, 2004, compared with $5.9 billion at Dec. 31, 2003. Interest expense for the fourth quarter of 2004 declined to $96 million from $116 million for the fourth quarter of 2003 primarily due to a reduction in fixed-rate debt. On Oct. 15, 2004, $350 million 8.625 percent notes matured and the company redeemed all of its outstanding $250 million 9.375 percent debentures due in 2024.

Net cash provided by operating activities for the fourth quarter of 2004 declined to $324 million from $773 million in the fourth quarter of 2003. Net cash provided by operating activities in 2004 increased to $1.9 billion from $798 million in 2003. Net cash

Northrop Grumman Reports 2004 Fourth Quarter and Year-End Results

provided by operating activities in 2004 includes contributions to the company’s pension plans totaling $623 million, of which $250 million was voluntarily pre-funded in the fourth quarter. Net cash provided by operating activities in 2003 included a $1 billion tax payment related to the completion of the B-2 Engineering and Manufacturing Development contract.

During the fourth quarter of 2004 the company settled the purchase contracts associated with its equity security units issued on Nov. 21, 2001. The settlement included the issuance of approximately 13.2 million common shares in exchange for approximately $690 million.

In addition, the company received $493.5 million, which is net of $40.5 million for the settlement of contractual issues, from the sale of the TRW Automotive Holdings Corp. $600 million original principal amount subordinated 8 percent payment-in-kind note due 2018. The note, which Northrop Grumman received as part of the February 2003 sale of the automotive business, was valued at $455 million at the time of the transaction. On the settlement date, the note, including accrued interest, was valued at $543 million.

Share Repurchase Program

On Oct. 26, 2004, the board of directors authorized the repurchase of an additional $1 billion of the company’s outstanding common stock, which is to be completed over 12 to 18 months and commenced in Nov. 2004. Share repurchases will take place at management’s discretion and under pre-established non-discretionary programs from time to time, depending on market conditions in the open market and in privately negotiated transactions. During the 2004 fourth quarter the company repurchased approximately 5.6 million shares of its common stock at an average price of $56.30 per share. Through the end of 2004 the company has repurchased approximately $1 billion of its outstanding common stock since the Aug. 2003 inception of its share repurchase program.

Reclassification of Discontinued Operations

On Oct. 17, 2002, the company announced its intention to sell the businesses comprising its Component Technologies reporting segment, and these businesses were classified as discontinued operations beginning in the third quarter of 2002. At the end of 2004, the remaining unsold operations are a manufacturer of complex printed circuit boards and assemblies, an electronic connector manufacturer, and a European-based marketing group. During the third quarter of 2004 the company suspended its efforts to sell these remaining businesses, and they were reclassified to continuing operations. The operating results of these businesses are reported under the segment titled “Other.”

As a result of the reclassification, fourth quarter 2003 and full year 2003 sales increased by $55 million and $191 million, respectively. Fourth quarter 2003 and full year 2003 income from continuing operations decreased by $20 million and $50 million,

Northrop Grumman Reports 2004 Fourth Quarter and Year-End Results

respectively. Income from continuing operations for 2003 includes a $31 million pre-tax charge for the expected loss on sale of the discontinued operations recorded in the third quarter of 2003. The reclassification decreased 2003 diluted earnings per share from continuing operations to $2.03 from $2.16.

Effective Jan. 1, 2005, two of these operations were integrated into, and reported under, the Electronic Systems segment. The European-based marketing group will continue to be reported under “Other.”

Segment Results

ELECTRONIC SYSTEMS

	($ in millions)
	FOURTH QUARTER		TOTAL YEAR
	2004	2003	2004	2003
Sales	$1,730	$1,667	$6,417	$6,039
Operating Margin	196	159	670	590
% Operating Margin to Sales	11.3%	9.5%	10.4%	9.8%

Electronic Systems fourth quarter 2004 sales increased 4 percent from the fourth quarter of 2003 primarily due to higher sales in Government Systems and Aerospace Systems, which were partially offset by lower sales in C4ISR & Naval Systems, and Space Systems. Government Systems revenue increased 43 percent primarily due to higher sales of bio-detection systems, and Aerospace Systems revenue increased 7 percent due to higher revenue from combat avionics programs.

Electronic Systems fourth quarter 2004 operating margin increased 23 percent from the fourth quarter of 2003. Fourth quarter operating margin includes the impact of improved performance and contract close-outs for several programs in Aerospace Systems and Government Systems, which was partially offset by a $42 million pre-tax charge for increased projected costs for the Multi-role Electronically Scanned Array (MESA) radar system for the Australian Defence Force’s Project Wedgetail fixed-price development program. Fourth quarter 2003 operating margin included a $40 million pre-tax charge for increased projected costs for the F-16 Block 60 fixed-price development combat avionics program.

Electronic Systems 2004 sales increased 6 percent from 2003 due to higher revenue in Government Systems, Defensive Systems, and Defense Other, which was partially offset by lower sales in Space Systems and Aerospace Systems. Government Systems revenue increased 50 percent due to higher sales of bio-detection systems and postal automation equipment, and Defensive Systems revenue rose 15 percent due to higher sales from the Litening program. Defense Other revenue increased 14 percent due to growth in restricted programs. Electronic Systems 2004 operating margin increased 14 percent from 2003 due to higher sales volume and improved performance across several business areas.

Northrop Grumman Reports 2004 Fourth Quarter and Year-End Results

SHIPS

	($ in millions)
	FOURTH QUARTER		TOTAL YEAR
	2004	2003	2004	2003
Sales	$1,714	$1,534	$6,252	$5,451
Operating Margin	107	114	389	295
% Operating Margin to Sales	6.2%	7.4%	6.2%	5.4%

Ships fourth quarter 2004 sales, which include the financial results of the Newport News and Ship Systems sectors, increased 12 percent from the fourth quarter of 2003, due to higher sales in Amphibious & Auxiliary, Aircraft Carriers, Submarines and Surface Combatants. Amphibious & Auxiliary revenue rose 33 percent due to higher revenue from the LHD and LPD programs. Aircraft Carriers revenue increased 13 percent due to higher revenue from the CVN-21, USS Enterprise (CVN 65), and USS George Washington (CVN 73) programs. Surface Combatants sales rose 5 percent due to higher DD(X) and Deepwater program revenue, and Submarines sales rose 18 percent due to higher revenue from the Virginia-class program. Ships fourth quarter 2004 operating margin declined 6 percent from the fourth quarter of 2003 due to a greater proportion of lower-margin development program revenue.

Ships 2004 sales increased 15 percent from 2003 due to higher revenue in Surface Combatants, Amphibious & Auxiliary, and Submarines. Surface Combatants revenue increased 26 percent due to higher revenue from the DD(X) and Deepwater programs. Amphibious & Auxiliary revenue increased 34 percent due to higher revenue from the LHD and LPD programs, and Submarines revenue increased 16 percent due to higher sales from the Virginia-class program. Ships 2004 operating margin increased 32 percent from 2003, due principally to a 2003 $68 million pre-tax charge for the commercial Polar Tanker program.

INFORMATION TECHNOLOGY

	($ in millions)
	FOURTH QUARTER		TOTAL YEAR
	2004	2003	2004	2003
Sales	$1,335	$1,273	$5,051	$4,651
Operating Margin	77	74	301	269
% Operating Margin to Sales	5.8%	5.8%	6.0%	5.8%

Information Technology fourth quarter 2004 sales increased 5 percent from the fourth quarter of 2003 due to higher revenue in Government Information Technology and Technology Services. Government Information Technology and Technology Services revenue increased 7 and 12 percent, respectively, due to organic growth from existing programs. Information Technology fourth quarter 2004 operating margin increased 4 percent from the fourth quarter of 2003 due to higher sales.

Information Technology 2004 sales increased 9 percent from 2003 primarily due to higher revenue in Government Information Technology and Technology Services.

Northrop Grumman Reports 2004 Fourth Quarter and Year-End Results

Government Information Technology revenue increased 14 percent due to new business awards, and Technology Services revenue increased 5 percent due to higher sales from the B-2 program. Information Technology 2004 operating margin increased 12 percent from 2003 due to higher sales volume and improved performance in Government Information Technology and Enterprise Information Technology.

MISSION SYSTEMS

	($ in millions)
	FOURTH QUARTER		TOTAL YEAR
	2004	2003	2004	2003
Sales	$1,200	$1,104	$4,947	$4,172
Operating Margin	77	65	321	266
% Operating Margin to Sales	6.4%	5.9%	6.5%	6.4%

Mission Systems fourth quarter 2004 sales increased 9 percent from the fourth quarter of 2003 due to revenue increases in Command, Control & Intelligence Systems and Missile Systems, which was partially offset by lower revenue in Technical & Management Services. Command, Control & Intelligence Systems revenue increased 13 percent due to growth in several programs. Missile Systems revenue increased 17 percent in part due to revenue from the Kinetic Energy Interceptors program. Mission Systems fourth quarter 2004 operating margin increased 18 percent from the fourth quarter of 2003 due to higher sales volume and improved performance in Command, Control & Intelligence Systems and Missile Systems.

Mission Systems 2004 sales increased 19 percent from 2003 due to higher revenue in Command Control & Intelligence Systems and Missile Systems. Command, Control & Intelligence Systems revenue increased 24 percent due in part to higher revenue from the Tactical Automated Security Systems II program, and Missile Systems revenue increased 19 percent due to revenue from the Kinetic Energy Interceptors program and the XonTech acquisition. Mission Systems 2004 operating margin increased 21 percent from 2003 due to higher sales volume.

INTEGRATED SYSTEMS

	($ in millions)
	FOURTH QUARTER		TOTAL YEAR
	2004	2003	2004	2003
Sales	$1,298	$1,034	$4,742	$3,847
Operating Margin	101	79	412	384
% Operating Margin to Sales	7.8%	7.6%	8.7%	10.0%

Integrated Systems fourth quarter 2004 sales increased 26 percent from the fourth quarter of 2003 due to higher sales in Airborne Early Warning/Electronic Warfare Systems and Air Combat Systems. Airborne Early Warning/Electronic Warfare Systems revenue increased 73 percent due to higher revenue from the E-2 Advanced Hawkeye and EA-18 programs. Air Combat Systems revenue rose 16 percent due to higher revenue from unmanned systems and the F-35 program. Integrated Systems fourth quarter 2004

Northrop Grumman Reports 2004 Fourth Quarter and Year-End Results

operating margin increased 28 percent from the fourth quarter of 2003 due to higher sales volume.

Integrated Systems 2004 sales increased 23 percent from 2003 due to higher revenue in all business areas. Airborne Early Warning/Electronic Warfare Systems revenue increased 51 percent due to higher revenue from the E-2 Advanced Hawkeye and EA-18 programs; Air Combat Systems revenue increased 16 percent due to higher revenue from the F-35 program and unmanned systems, and Airborne Ground Surveillance/Battle Management Systems revenue increased 11 percent due to higher revenue from the E-10A program. Integrated Systems 2004 operating margin increased 7 percent from 2003 due to higher sales volume, and the change in operating margin rate was due to a greater proportion of lower-margin development program revenue.

SPACE TECHNOLOGY

	($ in millions)
	FOURTH QUARTER		TOTAL YEAR
	2004	2003	2004	2003
Sales	$804	$700	$3,269	$2,823
Operating Margin	53	53	222	193
% Operating Margin to Sales	6.6%	7.6%	6.8%	6.8%

Space Technology fourth quarter 2004 sales increased 15 percent from the fourth quarter of 2003 due to higher revenue in Software Defined Radios, Civil Space and Intelligence, Surveillance & Reconnaissance. Software Defined Radios revenue increased 43 percent due to higher sales from major aircraft programs. Civil Space revenue increased 28 percent due to higher revenue from NASA and NOAA programs. Intelligence, Surveillance & Reconnaissance revenue rose 16 percent. Space Technology fourth quarter 2004 operating margin was unchanged from the fourth quarter of 2003, and the change in margin rate was due to favorable negotiated contract settlements in the fourth quarter of 2003.

Space Technology sales increased 16 percent in 2004 compared with 2003 due to higher revenue in Intelligence, Surveillance & Reconnaissance, Software Defined Radios, and Civil Space. Intelligence, Surveillance & Reconnaissance revenue increased 18 percent; Software Defined Radios revenue increased 41 percent due to higher revenue on major aircraft programs, and Civil Space revenue increased 22 percent due to higher revenue from NASA and NOAA programs. Space Technology operating margin increased 15 percent due to higher sales volume.

About Northrop Grumman

Northrop Grumman Corporation is a global defense company headquartered in Los Angeles, Calif. Northrop Grumman provides a broad array of technologically advanced, innovative products, services and solutions in systems integration, defense electronics, information technology, advanced aircraft, shipbuilding, and space technology. The company has more than 125,000 employees and operates in all 50 states

Northrop Grumman Reports 2004 Fourth Quarter and Year-End Results

and 25 countries and serves U.S. and international military, government and commercial customers.

Certain statements and assumptions in this release contain or are based on “forward-looking” information (that Northrop Grumman believes to be within the definition in the Private Securities Litigation Reform Act of 1995) and involve risks and uncertainties, and include, among others, statements in the future tense, and all statements accompanied by terms such as “project,” “expect,” “estimate,” “assume,” “guidance,” “plan” or variations thereof. This information reflects the company’s best estimates when made, but the company expressly disclaims any duty to update this information if new data becomes available or estimates change after the date of this report.

Such “forward-looking” information includes, among other things, projected deliveries, expected funding for various programs, future effective income tax rates, financial guidance regarding sales, segment operating margin, pension expense, employer contributions under pension plans and medical and life benefits plans, and cash flow, and is subject to numerous assumptions and uncertainties, many of which are outside Northrop Grumman’s control. These include Northrop Grumman’s assumptions with respect to future revenues, expected program performance and cash flows, returns on pension plan assets and variability of pension actuarial and related assumptions, the outcome of litigation and appeals, environmental remediation, divestitures of businesses, successful reduction of debt, effective tax rates and timing and amounts of tax payments, the results of any appeal process with the Internal Revenue Service, and anticipated costs of capital investments, among other things. Northrop Grumman’s operations are subject to various additional risks and uncertainties resulting from its position as a supplier, either directly or as subcontractor or team member, to the U.S. Government and its agencies as well as to foreign governments and agencies; actual outcomes are dependent upon various factors, including, without limitation, Northrop Grumman’s successful performance of internal plans; government customers’ budgetary constraints; customer changes in short-range and long-range plans; domestic and international competition in both the defense and commercial areas; product performance; continued development and acceptance of new products and, in connection with any fixed-price development programs, controlling cost growth in meeting production specifications and delivery rates; performance issues with key suppliers and subcontractors; government import and export policies; acquisition or termination of government contracts; the outcome of political and legal processes; natural disasters and terrorist acts; legal, financial, and governmental risks related to international transactions and global needs for military aircraft, military and civilian electronic systems and support, information technology, naval vessels, space systems and related technologies, as well as other economic, political and technological risks and uncertainties and other risk factors set out in Northrop Grumman’s filings from time to time with the Securities and Exchange Commission, including, without limitation, Northrop Grumman reports on Form 10-K and Form 10-Q.

Northrop Grumman will webcast its earnings conference call at 12 p.m. EST on Feb. 2, 2005. A live audio broadcast of the conference call along with a supplemental presentation will be available on the investor relations page of the company’s Web site at http://www.northropgrumman.com.

# # #

SCHEDULE 1

NORTHROP GRUMMAN CORPORATION

FINANCIAL HIGHLIGHTS

($ in millions, except per share)

(unaudited)

	FOURTH QUARTER		TOTAL YEAR
	2004	2003 (4)	2004	2003 (4)
OPERATING RESULTS HIGHLIGHTS
Total contract acquisitions (1)	$11,892	$10,454	$30,487	$27,206
Total sales	7,846	7,149	29,853	26,396
Total operating margin	573	362	2,041	1,468
Income from continuing operations	296	183	1,116	758
Net income	294	224	1,106	866
Diluted earnings per share from continuing operations	.81	.50	3.06	2.03
Diluted earnings per share	.80	.61	3.03	2.32

Net cash provided by operating activities	324	773	1,936	798

	DEC 31, 2004	DEC 31, 2003 (4)
BALANCE SHEET HIGHLIGHTS
Cash and cash equivalents	$1,230	$342
Accounts receivable, net	3,546	3,226
Inventoried costs, net	1,061	1,167
Property, plant, and equipment, net	4,210	4,047
Total debt	5,158	5,891
Net debt (2)	3,928	5,549
Mandatorily redeemable preferred stock	350	350
Shareholders’ equity	16,723	15,785
Total assets	33,349	33,022

Net debt to capitalization ratio (3)	18%	26%

(1)	Contract acquisitions represent orders received during the period for which funding has been contractually obligated by the customer.
(2)	Total debt less cash and cash equivalents.
(3)	Net debt divided by the sum of shareholders’ equity and total debt.
(4)	Certain prior year amounts have been reclassified to conform to the 2004 presentation.

SCHEDULE 2

NORTHROP GRUMMAN CORPORATION

OPERATING RESULTS

(in millions, except per share)

(unaudited)

	FOURTH QUARTER		TOTAL YEAR
	2004	2003 (1)	2004	2003 (1)
Sales
Electronic Systems	$1,730	$1,667	$6,417	$6,039
Ships	1,714	1,534	6,252	5,451
Information Technology	1,335	1,273	5,051	4,651
Mission Systems	1,200	1,104	4,947	4,172
Integrated Systems	1,298	1,034	4,742	3,847
Space Technology	804	700	3,269	2,823
Other	52	55	230	191
Intersegment Eliminations	(287)	(218)	(1,055)	(778)

	$7,846	$7,149	$29,853	$26,396

Operating margin
Electronic Systems	$196	$159	$670	$590
Ships	107	114	389	295
Information Technology	77	74	301	269
Mission Systems	77	65	321	266
Integrated Systems	101	79	412	384
Space Technology	53	53	222	193
Other	(9)	(31)	(3)	(74)

Total segment operating margin	602	513	2,312	1,923

Reconciliation to operating margin (2)
Unallocated expenses	(31)	(67)	(247)	(137)
Pension expense	(86)	(145)	(350)	(568)
Reversal of CAS pension expense included above	91	64	338	265
Reversal of royalty income included above	(3)	(3)	(12)	(15)

Operating margin	573	362	2,041	1,468

Interest income	6	15	58	60
Interest expense	(96)	(116)	(431)	(497)
Other, net	(25)	2	(18)	24

Income from continuing operations before income taxes	458	263	1,650	1,055
Federal and foreign income taxes	162	80	534	297

Income from continuing operations	296	183	1,116	758
Income from discontinued operations, net of tax		18	2	64
(Loss) gain from disposal of discontinued operations, net of tax	(2)	23	(12)	44

Net income	$294	$224	$1,106	$866

Weighted-average diluted shares outstanding	367.12	367.11	364.95	368.35

Diluted earnings per share
Continuing operations	$.81	$.50	$3.06	$2.03
Discontinued operations	—	.05	.01	.17
Disposal of discontinued operations	(.01)	.06	(.04)	.12

Diluted earnings per share	$.80	$.61	$3.03	$2.32

(1)	Certain prior year amounts have been reclassified to conform to the 2004 presentation.

(2)	Pension expense is included in determining the segments’ operating margin to the extent that the cost is currently recognized under U.S. Government Cost Accounting Standards (CAS). In order to reconcile from segment operating margin to total company operating margin, these amounts are reported under the caption “Reversal of CAS pension expense included above.” Total pension expense or income determined in accordance with accounting principles generally accepted in the United States is reported separately as a reconciling item under the caption “Pension expense.” The reconciling item captioned “Unallocated expenses” includes the portion of corporate, legal, environmental, other retiree benefits, stock compensation, and other expenses not allocated to the segments.

SCHEDULE 3

NORTHROP GRUMMAN CORPORATION

ADDITIONAL SEGMENT INFORMATION

($ in millions)

(unaudited)

	CONTRACT ACQUISITIONS (1)				FUNDED BACKLOG (2)
	FOURTH QUARTER		TOTAL YEAR		DECEMBER 31,
	2004	2003 (4)	2004	2003 (4)	2004	2003 (4)
Electronic Systems	$2,157	$1,929	$6,706	$6,018	$6,757	$6,468
Ships	2,944	2,578	5,668	4,839	9,165	9,749
Information Technology	1,743	1,488	5,300	4,854	2,568	2,319
Mission Systems	1,896	1,778	5,209	4,878	3,167	2,905
Integrated Systems	2,127	1,502	5,135	4,380	4,691	4,298
Space Technology	1,364	1,349	3,460	3,073	1,749	1,558
Other	38	56	216	188	49	63
Intersegment Eliminations	(377)	(226)	(1,207)	(1,024)	(584)	(432)

Total	$11,892	$10,454	$30,487	$27,206	$27,562	$26,928

	TOTAL BACKLOG, DECEMBER 31, 2004
	FUNDED	UNFUNDED (3)	TOTAL BACKLOG
Electronic Systems	$6,757	$2,290	$9,047
Ships	9,165	3,841	13,006
Information Technology	2,568	3,358	5,926
Mission Systems	3,167	7,450	10,617
Integrated Systems	4,691	5,984	10,675
Space Technology	1,749	7,595	9,344
Other	49	—	49
Intersegment Eliminations	(584)	—	(584)

Total	$27,562	$30,518	$58,080

(1)	Contract acquisitions represent orders received during the period for which funding has been contractually obligated by the customer.
(2)	Funded backlog represents unfilled orders for which funding has been contractually obligated by the customer.
(3)	Unfunded backlog represents firm orders for which funding is not currently contractually obligated by the customer. Unfunded backlog excludes unexercised contract options and unfunded Indefinite Delivery Indefinite Quantity (IDIQ) orders.
(4)	Certain prior year amounts have been reclassified to conform to the 2004 presentation.

AMORTIZATION OF PURCHASED INTANGIBLES

	FOURTH QUARTER		TOTAL YEAR
	2004	2003	2004	2003
Electronic Systems	$21	$21	$85	$85
Ships	10	10	41	41
Information Technology	5	5	19	20
Mission Systems	7	7	32	32
Integrated Systems	4	4	15	15
Space Technology	9	9	34	34

	$56	$56	$226	$227

SCHEDULE 4

NORTHROP GRUMMAN CORPORATION

SALES BY BUSINESS AREA WITHIN SEGMENTS

($ in millions)

(unaudited)

	FOURTH QUARTER		TOTAL YEAR
	2004	2003 (1)	2004	2003 (1)
Electronic Systems
Aerospace Systems	$414	$386	$1,577	$1,621
C4ISR & Naval Systems	370	396	1,351	1,318
Defensive Systems	281	275	1,060	919
Navigation Systems	216	218	775	756
Government Systems	219	153	672	448
Space Systems	120	138	453	514
Defense Other	110	101	529	463

	1,730	1,667	6,417	6,039

Ships
Surface Combatants	521	497	2,010	1,594
Aircraft Carriers	520	462	1,901	1,922
Amphibious & Auxiliary	440	330	1,436	1,069
Submarines	210	178	730	627
Commercial & International	17	31	123	123
Services & Other	37	54	143	163
Intrasegment Eliminations	(31)	(18)	(91)	(47)

	1,714	1,534	6,252	5,451

Information Technology
Government Information Technology	761	708	3,004	2,625
Enterprise Information Technology	269	270	867	857
Commercial Information Technology	164	168	656	665
Technology Services	174	156	650	617
Intrasegment Eliminations	(33)	(29)	(126)	(113)

	1,335	1,273	5,051	4,651

Mission Systems
Command, Control & Intelligence Systems	708	629	3,014	2,423
Missile Systems	347	297	1,288	1,082
Technical & Management Services	154	179	699	700
Intrasegment Eliminations	(9)	(1)	(54)	(33)

	1,200	1,104	4,947	4,172

Integrated Systems
Air Combat Systems	786	680	2,874	2,469
Airborne Early Warning/Electronic Warfare Systems	366	212	1,273	841
Airborne Ground Surveillance/Battle Management Systems	148	144	600	541
Intrasegment Eliminations	(2)	(2)	(5)	(4)

	1,298	1,034	4,742	3,847

Space Technology
Intelligence, Surveillance & Reconnaissance	260	224	1,041	881
Civil Space	167	130	638	521
Software Defined Radios	123	86	546	387
Satellite Communications	107	110	486	472
Missile & Space Defense	95	107	389	405
Technology	57	53	221	203
Intrasegment Eliminations	(5)	(10)	(52)	(46)

	804	700	3,269	2,823

Other	52	55	230	191
Intersegment Eliminations	(287)	(218)	(1,055)	(778)

Total Sales	$7,846	$7,149	$29,853	$26,396

(1)	Certain prior year amounts have been reclassified to conform to the 2004 presentation.